Exhibit 11 - Computation of earnings per share

Earnings per common share were computed as follows:

                                                      Thirteen Weeks Ended               Twenty-Six Weeks Ended
                                                  ------------------------------     ---------------------------------
In thousands, except share and per share amounts    July 29,         August 3,          July 29,           August 3,
                                                     1995              1996               1995               1996
                                                  -----------       -----------        -----------        -----------
Net income (loss) .........................       $     3,171       $    (1,567)       $    (2,210)       $    (5,967)
Less: Dividends on Preferred Stock and
      accretion on conversion of Preferred
      Stock ...............................              --                --               10,717               --
                                                  -----------       -----------        -----------        -----------
Net income (loss) applicable to common
  shares ..................................       $     3,171       $    (1,567)       $   (12,927)       $    (5,967)
                                                  ===========       ===========        ===========        ===========
Weighted average shares:
      Weighted average shares -  Common (1)         7,375,958         7,415,878          5,500,734          7,414,555
      Common stock equivalent pursuant  to
        APB 15 (2) ........................           162,326            70,578             63,165             66,472
                                                  -----------       -----------        -----------        -----------
Total weighted average shares .............         7,538,284         7,486,456          5,563,899          7,481,027
                                                  ===========       ===========        ===========        ===========
Net income (loss) per share applicable to
  common shares ...........................       $      0.42       $     (0.21)       $     (2.32)       $     (0.80)
                                                  ===========       ===========        ===========        ===========

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(1)   The weighted average shares outstanding are based on the number of shares of Common Stock issued and outstanding. The weighted average shares outstanding for 1995 are based on the number of shares of Common Stock issued and outstanding after reflecting the stock split discussed in Note 5 - Initial Public Offering and Related Transactions, as if such split occurred on January 29, 1995.
(2) In accordance with APB 15, the common stock equivalents were calculated by applying the treasury stock method, and limiting the number of shares of Common Stock obtainable upon exercise of outstanding options and warrants in the aggregate to 20% of the number of shares outstanding at the end of the period for which the computation is being made.